EXHIBIT 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
AUTOCRAFT REMANUFACTURING CORP.
INTO
AFTERMARKET TECHNOLOGY CORP.

(PURSUANT TO SECTION 253 OF
THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

Aftermarket Technology Corp., a Delaware corporation (the “Company"), does hereby certify:

FIRST:  That the Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”), its Certificate of Incorporation having been filed in the office of the Secretary of State of the State of Delaware on April 25, 1994 under the name “Aftermarket Technologies & Components, Inc.”, which Certificate of Incorporation was (i) amended and restated on July 1, 1994 to change the Company’s name to “Aftermarket Technology Corp.” and (ii) restated or amended and restated on June 21, 1996, December 19, 1996, August 7, 1998 and June 14, 2001.  Autocraft Remanufacturing Corp., a Delaware corporation (the “Subsidiary”), is incorporated pursuant to the General Corporation Law, its Certificate of Incorporation having been filed in the office of the Secretary of State of the State of Delaware on February 13, 1998 under the name “GM Remanufacturing Corp.”, which Certificate of Incorporation was amended on March 6, 1998 to change the Subsidiary’s name to “Autocraft Remanufacturing Corp.”

SECOND:  That the Company owns all of the outstanding shares of each class of the capital stock of the Subsidiary.

THIRD:  That the Company, by the following resolutions of its Board of Directors, duly adopted on May 13, 2008, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the General Corporation Law on the conditions set forth in such resolutions:

WHEREAS, the Company desires to change its name to ATC Technology Corporation pursuant to Section 253(b) of the General Corporation Law (the “Name Change”);

WHEREAS, the Company owns all of the outstanding shares of the capital stock of a Delaware corporation named Autocraft Remanufacturing Corp. (the “Subsidiary”); and

WHEREAS, in order to effect the Name Change the Board of Directors of the Company has deemed it advisable that the Subsidiary be merged with and into the Company (the “Merger”) pursuant to Section 253 of the General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to effect the Name Change by merging the Subsidiary with and into the Company pursuant to Section 253 of the General Corporation Law.

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding immediately prior to the effective time of the Merger shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger.

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of the Subsidiary outstanding immediately prior to the effective time of the Merger shall be cancelled and no consideration shall be issued in respect thereof.

RESOLVED FURTHER, that the Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

"FIRST:  The name of the Corporation is ATC Technology Corporation."

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and directed to do all acts and things that may be necessary to carry out and effectuate the purpose and intent of these resolutions relating to the Name Change and the Merger.

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of these resolutions relating to the Name Change and the Merger.

FOURTH:  The Merger shall become effective on June 3, 2008.

FIFTH:  The Company shall be the surviving corporation of the Merger.

SIXTH:  The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article FIRST thereof shall be amended to read in its entirety as follows:

"FIRST:  The name of the Corporation is ATC Technology Corporation."

IN WITNESS WHEREOF, Aftermarket Technology Corp. has caused this Certificate to be signed by Joseph Salamunovich, its Vice President, as of June 2, 2008.

AFTERMARKET TECHNOLOGY CORP.,
a Delaware corporation
By:	/s/ Joseph Salamunovich
Joseph Salamunovich, Vice President